Exhibit 99.1

Galena Biopharma Reports Second Quarter 2012 Financial Results

Lake Oswego, Oregon, August 14, 2012— Galena Biopharma, Inc. (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments addressing major unmet medical needs to advance cancer care, today reported its financial results for the quarter ended June 30, 2012 and provided an update on recent business developments.

“We have made significant progress in advancing our development stage pipeline of leading cancer immunotherapies, as well as strengthening our team and resources. In the last quarter, we presented key Phase 2 data at ASCO and were issued an important patent to support our ongoing development of the NeuVax™ Phase 3 PRESENT trial,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “In addition, I am pleased to report that we have already opened 33 investigational sites for Phase 3 patient enrollment in the U.S., and are in the process of opening additional sites in Canada, Europe, and Asia. We remain focused on completing enrollment of our global registrational trial, as well as partnering activities.”

Recent Business Highlights

•	Positive data presented at the American Society of Clinical Oncology (ASCO) 2012 Annual Meeting shows NeuVax (nelipepimut-S or E75) improves Disease-Free Survival (DFS) at 60-month median follow-up:

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After establishing statistical significance at the 24-month Landmark Analysis (p=0.0358) and the 36-month Landmark Analysis (p=0.035), the 60-month median follow-up from the Phase 1/2 trial demonstrated a 5.6% recurrence rate with NeuVax vs 25.9% recurrence rate in the control arm, a recurrence reduction of 78.4% in the target patient population. The combined trials in the Intent-to-treat (ITT) population (n=187) continued to demonstrate an excellent safety and efficacy profile.

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Booster inoculations, which are included in the ongoing Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) trial, were shown to be well-tolerated and appear to maintain long-term peptide-specific immunity and reduce disease recurrence rates. The data presented also showed that circulating E75-specific CD8+ T cells and local skin reactions can be re-induced with subsequent inoculations over a time period of up to five years. In the Phase 1/2 trial, boosted patients have better recurrence rates and improved disease-free survival compared to patients who did not receive the vaccine.

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Issued a key patent from the U.S. Patent and Trademark Office (USPTO) for NeuVax™ (nelipepimut-S or E75). The patent covers the use of NeuVax, a HER2/neu peptide vaccine, for inducing immunity to breast cancer recurrence in HER 2 negative patients (low-to-intermediate IHC levels of 1+ or 2+ and a FISH rating of less than 2.0). This is the patient population targeted for Galena’s ongoing Phase 3 PRESENT trial. The patent provides NeuVax exclusivity for this indication until 2028, not including any patent term extensions.

•	Appointed additional Oncology Experts to strengthen the Company’s Scientific Advisory Board (SAB).

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Gabriel N. Hortobagyi, M.D., F.A.C.P., is a Professor of Medicine and Chairman of the Department of Breast Medical Oncology and holds the Nellie B. Connally Chair in Breast Cancer Research at the University of Texas MD Anderson Cancer Center.

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Robert Figlin, M.D., F.A.C.P., is the Associate Director of the Academic Development Program and Director of the Division of Hematology/Oncology at Cedars-Sinai’s Samuel Oschin Comprehensive Cancer Institute. He is board-certified in both medical oncology and internal medicine.

•	Completed Spin-Off of RXi Pharmaceuticals.

•	One-for-one RXi Pharmaceuticals stock dividend was paid to Galena stockholders as of the payment date of April 27, 2012.

•	Galena retains minority equity interest in RXi (32.7 million shares of RXi common stock with a value of $4.3 million as of June 30), with potential to receive up to $45 million in milestones.

Q2 2012 Financial Highlights

Net loss for the three months ended June 30, 2012 was $0.2 million or $0.003 per share on a basic and $0.03 on a diluted basis, versus a net loss of $3.8 million, or $0.10 per share on a basic and diluted basis for the three months ended June 30, 2011.

Operating loss from continuing operations for the three months ended June 30, 2012 was approximately $5.7 million compared with $2.3 million for the three months ended June 30, 2011. For the six months ended June 30, 2012, operating loss from continuing operations was $10.1 million compared with $5.5 million for the six months ended June 30, 2011. Loss from discontinued operations was $0.4 million for the three months ended June 30, 2012, as compared to $2.2 million for the three months ended June 30, 2011. Loss from discontinued operations was $1.6 million for the six months ended June 30, 2012 as compared to $4.3 million for the six months ended June 30, 2011. The period to period changes in net income, loss from continued operations and net loss from discontinued operations are primarily driven by the spin-off of our former RXi Pharmaceuticals subsidiary on April 27, 2012 and the related focus of our continuing operations on our late-stage NeuVax product candidate.

Other income for the three months ended June 30, 2012 was $5.9 million versus other income of $0.7 million for the three months ended June 30, 2011. Other expense for the six months ended June 30, 2012 was $13.2 million versus other income of $2.1 million for the six months ended June 30, 2011. The period to period changes in other income (expense) were due to non-cash charges related to changes in the fair value estimates of our warrant liabilities and contingent purchase price liability.

As of June 30, 2012, Galena had cash and cash equivalents of $19.2 million, compared with cash and cash equivalents of $11.4 million as of December 31, 2011. In connection with the RXi spin-off on April 27, 2012, approximately 67.0 million shares of RXi common stock were distributed as a dividend to the Galena shareholders, representing a net liability position of $2.2 million at historical cost. We retained a 4% interest in RXi, or approximately 32.7 million shares of RXi common stock, which is carried at historical cost, effectively zero, at June 30, 2012. The market value of the RXi shares held by Galena at June 30, 2012 was approximately $4.3 million.

About NeuVax™ (nelipepimut-S or E75)

NeuVax (nelipepimut-S or E75) consists of the E75 peptide derived from human epidermal growth factor receptor 2 (HER2) combined with the immune adjuvant granulocyte macrophage colony-stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase 2 trial that achieved its primary endpoint of disease-free survival, the Food and Drug Administration granted NeuVax a Special Protocol Assessment for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is ongoing and additional information on the study can be found at www.neuvax.com.

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% of them have breast cancer tissue that tests positive for some level of HER2 staining (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ disease, are eligible for Herceptin® (trastuzumab; Roche-Genentech), which had revenues of over $6 billion in 2011. NeuVax targets the 50–60% of patients with tumors that are HER2 negative (low-to-intermediate or HER2 1+, 2+), who are not eligible for Herceptin. NeuVax may provide these early-stage breast cancer patients with a treatment option to prevent recurrence and maintain their disease-free status.

About Folate Binding Protein (E39), or FBP

Folate Binding Protein (FBP) is a targeted vaccine aimed at preventing the recurrence of ovarian, endometrial, and breast cancers. The FBP vaccine consists of the E39 peptide derived from the folate binding protein combined with the immune adjuvant granulocyte macrophage colony stimulating factor (GM-CSF). FBP is over-expressed (20-80 fold) in more than 90% of ovarian and endometrial cancers, as well as 20–50% of breast, lung, colorectal, and renal cell carcinomas. FBP has very limited tissue distribution and expression in non-malignant tissue, making it an ideal immunotherapy target.

Ovarian cancer occurs in over 22,000 patients per year in the U.S. and is the most lethal gynecologic cancer. Although the incidence of ovarian cancer is only approximately 20% of that of breast cancer, the number of patients that die from ovarian cancer is nearly 50% greater than the percentage of breast cancer patients who die from this disease. Endometrial cancer is the most common gynecologic cancer and occurs in over 46,000 women, with over 8,000 deaths in the U.S. annually. While many patients respond to initial treatment and become clinically free of disease, the majority of these patients will relapse, and, once the disease recurs, the treatment options and successes drop dramatically.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of the recent develoments described above, as well as statements about expectations, plans and prospects for the development of Galena’s product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES

(Amounts in thousands, except share and per share data)

	For the Three Months Ended June 30, 2012	For the Three Months Ended June 30, 2011	For the Six Months Ended June 30, 2012	For the Six Months Ended June 30, 2011
Research and development expense	$3,720	$329	$6,384	$390
General and administrative expense	1,963	1,949	3,709	5,068

Operating loss	(5,683)	(2,278)	(10,093)	(5,458)
Other income (expense), net	5,910	682	(13,220)	2,116

Income (loss) from continuing operations	227	(1,596)	(23,313)	(3,342)
Loss from discontinued operations	(423)	(2,158)	(1,644)	(4,257)

Net loss	$(196)	$(3,754)	$(24,957)	$(7,599)

Earnings per common share—basic
Income (loss) form continuing operations	$0.003	$(0.04)	$(0.41)	$(0.11)
Loss from discontinued operations	$(0.01)	$(0.06)	$(0.03)	$(0.14)
Net loss	$(0.003)	$(0.10)	$(0.44)	$(0.26)

Earnings per common share—diluted
Loss from continuing operations	$(0.03)	$(0.04)	$(0.41)	$(0.11)
Loss from discontinued operations	$(0.01)	$(0.06)	$(0.03)	$(0.14)
Net loss	$(0.03)	$(0.10)	$(0.44)	$(0.26)

Weighted average common shares outstanding—basic	65,112,147	38,568,501	56,554,160	29,492,756

Weighted average common shares outstanding—diluted	67,177,572	38,568,501	56,554,160	29,492,756

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$19,228	$11,433
Restricted cash	101	101
Prepaid expenses	760	276

Total current assets	20,089	11,810

Equipment and furnishings, net	34	393
In-process research and development	12,864	12,864

Goodwill	5,898	5,898
Deposits	74	3

Total assets	$38,959	$30,968

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,706	$2,155
Accrued expenses and other current liabilities	1,478	2,984
Current maturities of capital lease obligations	12	35
Convertible notes payable	—	500
Fair value of warrants potentially settleable in cash	5,229	3,746

Current contingent consideration	897	1,782

Total current liabilities	9,322	11,202
Capital lease obligations, net of current maturities	45	32
Deferred tax liability, non-current	5,053	5,053
Contingent consideration, net of current portion	5,423	4,569

Total liabilities	19,843	20,856
Stockholders’ equity	19,116	10,112

Total liabilities and stockholders’ equity	$38,959	$30,968

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com